CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2013 with respect to the consolidated financial statements of American Realty Capital Trust V, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of January 31, 2013 and for the period from January 22, 2013 (date of inception) to January 31, 2013 which is included in this Registration Statement and Prospectus on Form S-11. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 4, 2013